Exhibit 99.1

WATERSTONE FINANCIAL, INC.
WATERSTONE BANK
11200 W. PLANK CT.
WAUWATOSA, WI 53226

Contact:  Mark R. Gerke
Chief Financial Officer
414.459.4012
markgerke@wsbonline.com

Waterstone Financial, Inc. Announces Results of Operations for the Quarter Ended March 31, 2018.
WAUWATOSA, WI – 04/24/2018 – Waterstone Financial, Inc. (NASDAQ: WSBF), holding company for WaterStone Bank, reported net income of $7.0 million, or $0.25 per diluted share for the quarter ended March 31, 2018 compared to $6.6 million, or $0.24 per diluted share for the quarter ended March 31, 2017.
"We accomplished a record first quarter net income led by a 23.9% increase in earnings of our Community Banking segment," said Douglas Gordon, CEO of Waterstone Financial, Inc. "The positive impact of continued strong loan growth and an increase in net interest margin were compounded by a reduction of the federal income tax rate, which lead to our first quarter success.  The Mortgage Banking segment faced continued margin compression into the first quarter of 2018, as competition remains strong within the industry to maintain market share.  As a result of our strong earnings and ample capital, we were able to declare dividends totaling $0.62 per share to our shareholders during the first quarter and provide liquidity to shareholders through stock repurchase activity."

Highlights of the Quarter Ended March 31, 2018

Waterstone Financial, Inc. (Consolidated)

•	Consolidated net income of Waterstone Financial, Inc. totaled $7.0 million for the quarter ended March 31, 2018, compared to $6.6 million for the quarter ended March 31, 2017.
•	Consolidated return on average assets totaled 1.57% for the quarter ended March 31, 2018 compared to 1.54% for the quarter ended March 31, 2017.
•
The effective income tax rate amounted to 23.2% for the quarter ended March 31, 2018 compared to 34.2% for the quarter ended March 31, 2017 primarily as a result of the Tax Cuts and Jobs Act reducing the federal rate from 35% to 21%.

•	Dividends declared totaled $0.62 per share during the quarter ended March 31, 2018.
•	Repurchased a total 192,800 shares on the open market during the quarter ended March 31, 2018 at an average price of $17.13 per share.

Community Banking Segment

•	Pre-tax income of the segment totaled $7.5 million for the quarter ended March 31, 2018, which represents a 9.2% increase compared to $6.8 million for the quarter ended March 31, 2017.
•
Continued improvement in the overall risk profile of our loan portfolio resulted in a negative provision for loan losses of $900,000 for the quarter ended March 31, 2018 compared to a negative provision of $1.3 million for the quarter ended March 31, 2017.

•
Net interest income of the segment totaled $13.3 million for the quarter ended March 31, 2018, which represents a 13.9% increase compared to $11.7 million for the quarter ended March 31, 2017. The increase in net interest income, which was driven by loan growth along with a decrease in borrowing costs, drove our net interest margin to 3.18% for the quarter ended March 31, 2018 compared to 2.97% for the quarter ended March 31, 2017.

•	Average loans held for investment totaled $1.30 billion during the quarter ended March 31, 2018, which represents an increase of $110.8 million, or 9.3% over the comparable quarter in the prior year.
•	Total loans held for investment increased $22.9 million, or 1.8%, to $1.31 billion at March 31, 2018 compared to $1.29 billion at December 31, 2017.
•	Total deposits increased $6.8 million, or 0.7%, to $974.2 million at March 31, 2018 compared to $967.4 million at December 31, 2017.
•
Driven by margin expansion and continued cost control efforts, the efficiency ratio for the community banking segment improved to 53.9% for the quarter ended March 31, 2018, compared to 55.7% for the quarter ended March 31, 2017.

•	Nonperforming assets as percentage of total assets decreased to 0.54% as of March 31, 2018, compared to 0.59% at December 31, 2017 and 0.76% at March 31, 2017.

Mortgage Banking Segment

•	Pre-tax income of the segment totaled $1.6 million for the quarter ended March 31, 2018, which represents a 48.4% decrease compared to $3.1 million for the quarter ended March 31, 2017.
•
Loan originations increased $21.2 million, or 4.3%, to $516.0 million during the quarter ended March 31, 2018, compared to $494.9 million during the quarter ended March 31, 2017.  Origination volume relative to purchase activity accounted for 85% of originations for the quarter ended March 31, 2018 compared to 86% of total originations for the quarter ended March 31, 2017.

•	Gross margins on loans sold decreased approximately 6% during the quarter ended March 31, 2018, compared to the quarter ended March 31, 2017.

About Waterstone Financial, Inc.

Waterstone Financial, Inc. (NASDAQ: WSBF) is the savings and loan holding company for WaterStone Bank. WaterStone Bank was established in 1921 and offers a full suite of personal and business banking products. The Bank has branches in Wauwatosa, Brookfield, Fox Point/North Shore, Franklin/Hales Corners, Germantown/Menomonee Falls, Greenfield, Oak Creek, Oconomowoc/Lake Country, Pewaukee, Waukesha/Brookfield, and West Allis, Wisconsin and a commercial lending office in Minneapolis, Minnesota. WaterStone Bank is the parent company to Waterstone Mortgage, which offers mortgage banking offices in 23 states. For more information about WaterStone Bank, go to http://www.wsbonline.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, without limitation, statements regarding expected financial and operating activities and results that are preceded by, followed by, or that include words such as "may," "expects," "anticipates," "estimates" or "believes."  Such statements are subject to important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements.  These factors include (i) exposure to the deterioration in the commercial and residential real estate markets which could result in increased charge-offs and increases in the allowance for loan losses,  (ii) various other factors, including changes in economic conditions affecting borrowers, new information regarding outstanding loans and identification of additional problem loans, which could require an increase in the allowance for loan losses, (iii) Waterstone's ability to maintain required levels of capital and other current and future regulatory requirements, (iv) the impact of recent and future legislative initiatives on the financial markets, and (v) those factors referenced in Item 1A. Risk Factors in Waterstone's most recent Annual Report on Form 10-K and as may be described from time to time in Waterstone's subsequent SEC filings, which factors are incorporated herein by reference.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect only Waterstone's belief as of the date of this press release.

WATERSTONE FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
	For The Three Months Ended March 31,
	2018	2017
	(In Thousands, except per share amounts)
Interest income:
Loans	$15,458	14,238
Mortgage-related securities	638	696
Debt securities, federal funds sold and short-term investments	867	852
Total interest income	16,963	15,786
Interest expense:
Deposits	2,314	1,795
Borrowings	1,508	2,096
Total interest expense	3,822	3,891
Net interest income	13,141	11,895
Provision for loan losses	(880)	(1,211)
Net interest income after provision for loan losses	14,021	13,106
Noninterest income:
Service charges on loans and deposits	399	367
Increase in cash surrender value of life insurance	328	318
Mortgage banking income	24,187	24,687
Other	269	565
Total noninterest income	25,183	25,937
Noninterest expenses:
Compensation, payroll taxes, and other employee benefits	20,983	19,995
Occupancy, office furniture, and equipment	2,639	2,527
Advertising	860	724
Data processing	625	598
Communications	382	379
Professional fees	700	607
Real estate owned	317	411
FDIC insurance premiums	125	120
Other	3,516	3,697
Total noninterest expenses	30,147	29,058
Income before income taxes	9,057	9,985
Income tax expense	2,104	3,413
Net income	$6,953	6,572
Income per share:
Basic	$0.25	0.24
Diluted	$0.25	0.24
Weighted average shares outstanding:
Basic	27,509	27,323
Diluted	27,802	27,867

WATERSTONE FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	March 31,	December 31,
	2018	2017
	(Unaudited)
Assets	(In Thousands, except per share amounts)
Cash	$53,000	$22,306
Federal funds sold	27,143	17,034
Interest-earning deposits in other financial institutions and other short term investments	3,264	9,267
Cash and cash equivalents	83,407	48,607
Securities available for sale (at fair value)	186,983	199,707
Loans held for sale (at fair value)	127,638	149,896
Loans receivable	1,314,672	1,291,814
Less: Allowance for loan losses	13,190	14,077
Loans receivable, net	1,301,482	1,277,737

Office properties and equipment, net	22,592	22,941
Federal Home Loan Bank stock (at cost)	18,675	16,875
Cash surrender value of life insurance	66,324	65,996
Real estate owned, net	3,374	4,558
Prepaid expenses and other assets	28,789	20,084
Total assets	$1,839,264	$1,806,401

Liabilities and Shareholders' Equity
Liabilities:
Demand deposits	$131,520	$129,597
Money market and savings deposits	145,506	148,804
Time deposits	697,198	688,979
Total deposits	974,224	967,380

Borrowings	434,365	386,285
Advance payments by borrowers for taxes	12,004	4,876
Other liabilities	21,252	35,756
Total liabilities	1,441,845	1,394,297

Shareholders' equity:
Common stock	293	295
Additional paid-in capital	327,748	326,655
Retained earnings	173,163	183,358
Unearned ESOP shares	(18,694)	(18,991)
Accumulated other comprehensive loss, net of taxes	(2,631)	(477)
Cost of shares repurchased	(82,460)	(78,736)
Total shareholders' equity	397,419	412,104
Total liabilities and shareholders' equity	$1,839,264	$1,806,401

Share Information
Shares Outstanding	29,324	29,501
Book Value per share	$13.55	$13.97
Closing market price	$17.30	$17.05
Price to book ratio	127.68%	122.05%

WATERSTONE FINANCIAL, INC. AND SUBSIDIARIES
SUMMARY OF KEY QUARTERLY FINANCIAL DATA
(Unaudited)

	At or For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
	(Dollars in Thousands)
Condensed Results of Operations:
Net interest income	$13,141	13,324	13,033	12,481	11,895
Provision for loan losses	(880)	-	20	25	(1,211)
Total noninterest income	25,183	28,181	33,054	37,241	25,937
Total noninterest expense	30,147	32,318	34,316	36,187	29,058
Income before income taxes	9,057	9,187	11,751	13,510	9,985
Income tax expense	2,104	6,072	4,362	4,622	3,413
Net income	$6,953	3,115	7,389	8,888	6,572
Income per share – basic	$0.25	0.11	0.27	0.32	0.24
Income per share – diluted	$0.25	0.11	0.26	0.32	0.24
Dividends declared per share	$0.62	0.12	0.12	0.62	0.12

Performance Ratios:
Return on average assets - QTD	1.57%	0.67%	1.56%	1.99%	1.54%
Return on average equity - QTD	6.90%	2.98%	7.12%	8.70%	6.44%
Net interest margin - QTD	3.18%	3.08%	2.95%	3.00%	2.97%
Community Banking Segment
Efficiency ratio - QTD	53.94%	48.36%	47.78%	48.76%	55.69%

Return on average assets - YTD	1.57%	1.43%	1.70%	1.77%	1.54%
Return on average equity - YTD	6.90%	6.32%	7.42%	7.56%	6.44%
Net interest margin - YTD	3.18%	3.00%	2.97%	2.98%	2.97%
Community Banking Segment
Efficiency ratio - YTD	53.94%	49.98%	50.56%	52.09%	55.69%

Asset Quality Ratios:
Past due loans to total loans	0.53%	0.45%	0.71%	0.74%	0.71%
Non accrual loans to total loans	0.50%	0.47%	0.56%	0.70%	0.67%
Non performing assets to total assets	0.54%	0.59%	0.62%	0.71%	0.76%